Kraig Biocraft Laboratories Announces Creation of Four New Transgenics
Kraig Labs continues to expand its inventory of revolutionary transgenics
ANN ARBOR, Mich., – May 10, 2016 - Kraig Biocraft Laboratories, Inc. (OTCQB: KBLB) (“Company”), the leading developer of spider silk based fibers, today announced the creation of four new lines of transgenic silkworms. These new transgenics are based on a new set of the Company’s most complex protein designs to date. These new designs are targeted for applications in performance apparel, medical, and ballistic protection, where their intended strength improvements should provide even higher levels of durability. The Company believes that these new transgenics have the potential to produce silk fibers with an unprecedented combination of physical properties with the potential to rival its existing Dragon SilkTM line. Over the next several months the Company will start testing each of these newly created transgenics to measure their performance and use for targeted application.

“These are the most complex genetic constructions that we have ever created in the Company’s history,” said COO Jon Rice. “In some cases, these designs took more than 12 months to perfect and we are just now able to confirm that this work has resulted in successful transgenics. This work represents a significant breakthrough in our efforts to bring transformative technical fibers to market and is a clear demonstration of our capability for continuous innovation.”

The Company expects to announce more details on the performance of these new materials over the coming months as performance testing is completed and each of these new transgenic silkworm lines obtain homozygosity.

About Kraig Biocraft Laboratories, Inc.
Kraig Biocraft Laboratories, Inc. (www.KraigLabs.com), a fully reporting biotechnology company is the leading developer of genetically engineered spider silk based fiber technologies. The Company has achieved a series of scientific breakthroughs in the area of spider silk technology with implications for the global textile industry.

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Statements in this press release about the Company’s future and expectations other than historical facts are “forward-looking statements.” These statements are made on the basis of management’s current views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass. These forward-looking statements generally can be identified by phrases such as “believes,” “plans,” “expects,” “anticipates,” “foresees,” “estimated,” “hopes,” “if,” “develops,” “researching,” “research,” “pilot,” “potential,” “could” or other words or phrases of similar import. Forward looking statements include descriptions of the Company’s business strategy, outlook, objectives, plans, intentions and goals. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.
Ben Hansel, Hansel Capital, LLC.
(720) 288-8495
ir@KraigLabs.com